Exhibit 99.1
Results Excluding the Inverter Business

Excluding the inverter business, sales were $104.6 million in the second quarter of 2015, slightly below the first quarter’s sales of $105.8 million and up 27.9% from $81.8 million in the second quarter of 2014. In line with the company’s served market, sales to semiconductor declined slightly in the quarter from near-record highs, while improvements in some industrial applications also contributed. Non-GAAP operating income for the business excluding inverters was $26.8 million, or 25.6% of sales.

Inverters

Closing out the second quarter 2015, inverter sales were $32.2 million, slightly down from $35.3 million in the first quarter 2015, and down 50.0% from $64.5 million in the second quarter of 2014. Non-GAAP operating income for Inverters was $(211.4) million due to the charges related to the wind down.

. . .

OTHER SELECTED DATA (UNAUDITED)

Based on the decision by the Company to exit the inverter segment in a wind-down of operations commencing effective June 29, 2015 we have ceased allocating corporate overhead to the inverter segment as of that date. These costs include allocated costs which have historically been shared between the inverter segment and the precision power segment but which going forward will burden solely our single reporting segment, the precision power business. For comparability to assist the reader with understanding how our results would have been reported had we not had the inverter segment we have prepared the following Non-GAAP presentation. The following non-GAAP tables present historical comparative periods presented on a consistent basis with this forward looking presentation approach with respect to internal costs. We have eliminated from the historical GAAP segment presentation for inverters the corporate overhead expenses previously allocated to inverters and these costs have been reflected as burdening the Precision Power segment (reflected below in the column "Non-GAAP results excluding inverter amounts").

Reconciliation of Non-GAAP measure - Revenue & operating income excluding certain items	Three months ended June 30, 2015			Six months ended June 30, 2015
	As reported	Amounts related to Inverter	Amounts excluding Inverter	As reported	Amounts related to Inverter	Amounts excluding Inverter
Revenues	$136,791	$32,181	$104,610	$277,909	$67,460	$210,449

Operating (loss) income as reported	$(184,602)	$(211,385)	$26,783	$(162,745)	$(218,994)	$56,249
Adjustments
Restructuring charges	168,393	168,393	—	168,393	168,393	—
Acquisition-related costs	—	—	—	—	—	—
Stock-based compensation	853	159	694	1,442	260	1,182
Nonrecurring tax items	—	—	—	—	—	—
Nonrecurring inventory impairment	14,994	14,994	—	14,994	14,994	—
Nonrecurring accounts receivable impairment	17,661	17,661	—	17,661	17,661	—
Amortization of intangible assets	1,894	793	1,101	3,785	1,586	2,199
Non-GAAP Operating income (loss)	$19,193	$(9,385)	$28,578	$43,530	$(16,100)	$59,630

Reconciliation of Non-GAAP measure - Revenue & operating income excluding certain items	Three months ended June 30, 2014			Six months ended June 30, 2014
	As reported	Amounts related to Inverter	Amounts excluding Inverter	As reported	Amounts related to Inverter	Amounts excluding Inverter
Revenues	$146,285	$64,453	$81,832	$287,233	$122,529	$164,704

Operating income (loss) as reported	$11,512	$(3,937)	$15,449	$28,425	$(8,222)	$36,647
Adjustments
Restructuring charges	244	189	55	244	189	55
Acquisition-related costs	470	—	470	730	—	730
Stock-based compensation	1,495	280	1,215	3,259	727	2,532
Amortization of intangible assets	2,226	1,115	1,111	4,101	2,225	1,876
Nonrecurring executive severance	867	—	867	867	—	867
Non-GAAP Operating income (loss)	$16,814	$(2,353)	$19,167	$37,626	$(5,081)	$42,707

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This exhibit includes GAAP and non-GAAP income and per-share earnings data. Please note that beginning in 2013, Advanced Energy redefined its non-GAAP measures to exclude restructuring charges, acquisition-related costs, stock based compensation and amortization of intangibles and tax release items. These non-GAAP measures are not in accordance with, or an alternative for, similar measures calculated under generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Advanced Energy believes that these non-GAAP measures provide useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations.

Additionally, the company believes that these non-GAAP measures, in combination with its financial results calculated in accordance with GAAP, provide investors with additional perspective. While some of the excluded items may be incurred and reflected in the company’s GAAP financial results in the foreseeable future, the company believes that the items excluded from certain non-GAAP measures do not accurately reflect the underlying performance of its continuing operations for the period in which they are incurred. The use of non-GAAP measures has limitations in that such measures do not reflect all of the amounts associated with the company’s results of operations as determined in accordance with GAAP, and these measures should only be used to evaluate the company’s results of operations in conjunction with the corresponding GAAP measures.
This exhibit should be read in conjunction with Advanced Energy’s Form 8-K regarding this exhibit furnished August 6, 2015 to the Securities and Exchange Commission and Advanced Energy’s Form 8-K regarding results from the quarter ended June 30, 2015 furnished August 3, 2015.